Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— April 28, 2010—IAC (Nasdaq: IACI) released first quarter 2010 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2010	Q1 2009	Growth
Revenue	$385.9	$332.0	16%

Operating Income Before Amortization	29.2	(3.2)	NM
Adjusted Net Income	(0.3)	(3.0)	91%
Adjusted EPS	(0.00)	(0.02)	88%

Operating Income (Loss)	3.5	(33.1)	NM
Net Loss	(18.7)	(28.4)	34%
GAAP Diluted EPS	(0.16)	(0.19)	16%

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•                  Operating Income Before Amortization improved at each segment, with results driven largely by strong growth at Search.

•                  Q1 revenue growth was driven by Search, benefiting from better macroeconomic conditions, and ServiceMagic, resulting from increased marketing efforts.

•                  Net loss and Adjusted Net Income include an impairment charge related to an investment, partially offset by a gain associated with the sale of our remaining interest in OpenTable, Inc., which collectively impacted net loss and Adjusted Net Income by $15.8 million and GAAP EPS and Adjusted EPS by $0.14.

•                  Q1 Free Cash Flow was $43.8 million, up 9% over the prior year, while cash flows from operating activities attributable to continuing operations was $56.4 million, up 16% over the prior year.

•                  IAC repurchased 6.5 million common shares at an average price of $23.27 per share between February 8, 2010 and April 23, 2010.  As of April 23, 2010, IAC had 19.2 million shares remaining in its stock repurchase authorization.

Principal Areas of Focus:

•                  Search:  Queries have grown sequentially over the past six quarters.  Dictionary.com reached the 10 million mobile download milestone.  Active toolbars increased over 20% sequentially and 65% year-over-year to 83 million.

•                  Local: CityGrid added more than 150 new publishers since launching its developer center on January 29th, and added Dex One as a major reseller partner, bringing the total number of reseller partners to 10.  ServiceMagic grew domestic service providers 26% year-over-year, including the addition of service providers in new categories such as events and senior care.

•                  Personals: Match continued to grow domestic subscribers strongly; closed a joint venture with Meetic in Latin America and acquired Singlesnet, one of the most visited online dating websites in the world.

•                  Media: The Daily Beast produced the Women in the World summit which brought together 300 global leaders from government, media, social activism, business and the arts.  Electus announced an initiative to develop and produce an interactive telenovela, ‘Pedro & Maria,’ in conjunction with MTV and Procter & Gamble.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2010	Q1 2009	Growth
	$ in millions
Revenue
Search	$199.0	$166.0	20%
Match	89.3	90.1	-1%
ServiceMagic	42.2	31.4	35%
Media & Other	55.9	46.4	20%
Intercompany Elimination	(0.4)	(1.8)	78%
	$385.9	$332.0	16%
Operating Income Before Amortization
Search	$31.5	$10.3	208%
Match	14.8	9.9	49%
ServiceMagic	2.9	2.8	2%
Media & Other	(6.8)	(11.2)	39%
Corporate	(13.2)	(15.0)	12%
	$29.2	$(3.2)	NM
Operating Income (Loss)
Search	$31.1	$1.2	2469%
Match	13.7	9.7	41%
ServiceMagic	2.4	2.0	20%
Media & Other	(9.2)	(12.8)	28%
Corporate	(34.4)	(33.3)	-3%
	$3.5	$(33.1)	NM

Note: In the fourth quarter of 2009, IAC renamed and realigned its reportable segments.  The Media & Advertising segment was renamed “Search” and the Emerging Businesses segment was renamed “Media & Other.”  Evite was moved from the Search segment (formerly Media & Advertising) to the Media & Other segment (formerly Emerging Businesses).  Certain prior year amounts have been reclassified to conform to the current year presentation.

Search

Search consists primarily of Ask.com and other destination search websites through which we provide search and related advertising services, toolbars and applications through which we promote and distribute these services and Citysearch.

Search revenue reflects an increase in proprietary queries and continued growth in distributed toolbars.  The increase in proprietary queries was driven by increased traffic acquisition efforts and enhancements associated with proprietary toolbars.  Growth in distributed toolbars revenue reflects increased revenue from existing partners and the addition of new partners, partially offset by a decline in revenue per query associated with changes in traffic mix with our distributed toolbars.  Citysearch’s revenue declined primarily due to lower proprietary advertising and traffic, partially offset by an increase in advertising and traffic from network partners.

Profits were favorably impacted by higher revenue and lower marketing costs, partially offset by higher traffic acquisition costs.  Operating income in 2010 reflects decreases of $6.3 million in amortization of intangibles and $2.3 million in amortization of non-cash marketing.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Revenue declined slightly reflecting the sale of Match Europe to Meetic on June 5, 2009, partially offset by the contribution from the People Media and Singlesnet acquisitions, which were not in the year ago period, and solid growth from the Match domestic business.  Excluding the results of the aforementioned transactions, revenue and subscribers grew 8% and 2%, respectively, with the increase in subscribers driven by growth in the domestic businesses, partially offset by declines in the international businesses.  Profits increased reflecting the net impact of the aforementioned transactions and a reduction of $3.0 million in acquisition related expenses.  Operating income reflects an increase of $1.0 million in the amortization of intangibles resulting primarily from the acquisition of People Media.

ServiceMagic

Domestically, ServiceMagic revenue benefited from increases of 40% and 26% in service requests and service providers, respectively.  Profits benefited from the reversal of a $1.5 million provision for contingent consideration, related to the 2009 acquisition of Market Hardware, which will not be earned.  Profits were adversely impacted by higher consumer acquisition costs as the growth in service requests from paid channels outpaced free requests, higher operating expenses primarily associated with the expansion of the sales force and losses from continued investment at ServiceMagic International.

Media & Other

Media & Other includes Electus, The Daily Beast, InstantAction, CollegeHumor, Notional, Vimeo, Pronto, Evite, Gifts.com and Shoebuy.com.  Revenue for the period primarily reflects growth at Pronto, driven by continued improvements in customer acquisition and monetization, as well as growth at The Daily Beast, Gifts.com and Vimeo.  Revenue and profits also benefited by $3.1 million from profit participations related to our interest in Reveille.  Profits in the current period includes a write-off of $2.4 million of certain capitalized software costs while operating loss reflects increases of $1.0 million and $0.8 million in non-cash compensation and amortization of intangibles, respectively.  Operating loss in 2009 includes a goodwill impairment charge of $1.1 million related to sale of our gift card business.

Corporate

Corporate expenses in the current year reflect lower depreciation expense, taxes and professional fees. Operating loss was impacted by an increase in non-cash compensation expense of $3.0 million, which is due to the expense related to awards granted subsequent to Q1 2009.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q1 2010 includes a write-down of $18.3 million of our equity method investment in The HealthCentral Network, Inc. and $4.0 million pre-tax gain related to the sale of our remaining OpenTable, Inc. common stock.

The tax provision for continuing operations was $4.0 million in Q1 2010 on a pre-tax loss of $13.9 million.  The effective tax rate for adjusted net income was 104% in Q1 2010.  The continuing operations tax provision, despite a pre-tax loss, and the adjusted net income effective tax rate, which was higher than the statutory rate of 35%, were due principally to a valuation allowance on the deferred tax asset created by the impairment charge for our investment in The HealthCentral Network, Inc., interest on tax contingencies and state taxes, partially offset by foreign income taxed at lower rates.  The effective tax rate for continuing operations was 8% in Q1 2009 on a pre-tax loss of $32.6 million.  The tax provision for adjusted net income was $0.5 million in Q1 2009 on a pre-tax loss of $2.6 million.  The continuing operations effective tax rate, which was lower than the statutory rate of 35%, and the adjusted net income tax provision, despite a pre-tax loss, were due principally to a valuation allowance on the deferred tax asset created by losses from equity investments, non-deductible Meetic related transaction costs, interest on tax contingencies and state taxes, partially offset by foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

During Q1, IAC repurchased 11.1 million common shares at an average price of $22.20 per share.  As of March 31, 2010, IAC had 110.8 million absolute common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of March 31, 2010, IAC had approximately $1.5 billion in cash and marketable securities, and $95.8 million in long-term debt.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

	Q1 2010	Q1 2009	Growth

SEARCH
Revenue by traffic source (a)

Proprietary	74%	69%
Network	26%	31%

MATCH
Paid Subscribers (000s)	1,585	1,438	10%

SERVICEMAGIC
Service Requests (000s) (b)	1,391	996	40%
Accepts (000s) (c)	1,783	1,319	35%

(a)          Proprietary includes Ask.com, Fun Web Products and Dictionary.com. Network includes distributed search, sponsored listings, and toolbars.

(b)         Fully completed and submitted customer requests for service on ServiceMagic.

(c)          The number of times “Service Requests” are accepted by Service Professionals. A “Service Request” can be transmitted to and accepted by more than one Service Professional.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	4/23/10	Dilution at:

Share Price			$23.54	$25.00	$30.00	$35.00	$40.00

Absolute Shares as of 4/23/10	110.9		110.9	110.9	110.9	110.9	110.9

RSUs and Other	5.7		5.7	5.6	5.2	5.0	4.8
Options	14.9	$21.03	2.7	3.2	4.8	6.1	7.1
Warrants	18.3	$28.08	0.0	0.0	1.4	3.6	5.5

Total Treasury Method Dilution			8.3	8.8	11.4	14.7	17.4
% Dilution			7.0%	7.3%	9.4%	11.7%	13.5%
Total Treasury Method Diluted Shares Outstanding			119.2	119.6	122.3	125.6	128.3

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Wednesday, April 28, 2010, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenue	$385,926	$332,010
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	136,155	112,922
Selling and marketing expense	131,152	132,900
General and administrative expense	77,231	73,634
Product development expense	16,617	18,088
Depreciation	17,895	16,214
Amortization of intangibles	3,349	8,015
Amortization of non-cash marketing	—	2,305
Goodwill impairment	—	1,056
Total costs and expenses	382,399	365,134

Operating income (loss)	3,527	(33,124)

Other income (expense):
Interest income	1,635	3,728
Interest expense	(1,323)	(1,464)
Equity in losses of unconsolidated affiliates	(22,613)	(1,847)
Gain on sale of investment	3,989	—
Other income	931	146
Total other (expense) income, net	(17,381)	563

Loss from continuing operations before income taxes	(13,854)	(32,561)
Income tax (provision) benefit	(4,009)	2,679
Loss from continuing operations	(17,863)	(29,882)
(Loss) earnings from discontinued operations, net of tax	(1,461)	1,238
Net loss	(19,324)	(28,644)
Net loss attributable to noncontrolling interests	619	258
Net loss attributable to IAC shareholders	$(18,705)	$(28,386)

Per share information attributable to IAC shareholders:
Basic loss per share from continuing operations	$(0.15)	$(0.20)
Diluted loss per share from continuing operations	$(0.15)	$(0.20)

Basic loss per share	$(0.16)	$(0.19)
Diluted loss per share	$(0.16)	$(0.19)

Non-cash compensation expense by function:
Cost of revenue	$941	$824
Selling and marketing expense	983	954
General and administrative expense	18,928	15,444
Product development expense	1,478	1,358
Total non-cash compensation expense	$22,330	$18,580

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$952,272	$1,245,997
Marketable securities	575,132	487,591
Accounts receivable, net	109,422	101,834
Other current assets	164,172	164,627
Total current assets	1,800,998	2,000,049

Property and equipment, net	291,429	297,412
Goodwill	1,010,086	999,355
Intangible assets, net	257,589	261,172
Long-term investments	244,868	272,930
Other non-current assets	165,544	184,971
TOTAL ASSETS	$3,770,514	$4,015,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$58,318	$39,173
Deferred revenue	64,594	57,822
Accrued expenses and other current liabilities	185,537	193,282
Total current liabilities	308,449	290,277

Long-term debt	95,844	95,844
Income taxes payable	457,608	450,129
Other long-term liabilities	23,649	23,633

Redeemable noncontrolling interests	22,172	28,180

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	224	223
Class B convertible common stock	16	16
Additional paid-in capital	11,332,007	11,322,993
Accumulated deficit	(770,082)	(751,377)
Accumulated other comprehensive income	14,621	24,503
Treasury stock	(7,713,994)	(7,468,532)
Total shareholders’ equity	2,862,792	3,127,826
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,770,514	$4,015,889

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net loss	$(19,324)	$(28,644)
Less: loss (earnings) from discontinued operations, net of tax	1,461	(1,238)
Loss from continuing operations	(17,863)	(29,882)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	17,895	16,214
Amortization of intangibles	3,349	8,015
Amortization of non-cash marketing	—	2,305
Goodwill impairment	—	1,056
Non-cash compensation expense	22,330	18,580
Deferred income taxes	6,649	(3,937)
Equity in losses of unconsolidated affiliates	22,613	1,847
Gain on sale of investment	(3,989)	—
Changes in current assets and liabilities:
Accounts receivable	(9,729)	1,778
Other current assets	(3,034)	1,633
Accounts payable and other current liabilities	2,966	19,122
Income taxes payable	5,028	2,518
Deferred revenue	7,921	6,751
Other, net	2,277	2,699
Net cash provided by operating activities attributable to continuing operations	56,413	48,699
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(9,759)	(11,537)
Capital expenditures	(12,575)	(8,580)
Proceeds from sales and maturities of marketable debt securities	195,665	26,386
Purchases of marketable debt securities	(284,933)	(118,033)
Proceeds from sales of investment	5,325	—
Purchases of long-term investments	(213)	(1,211)
Other, net	(2,371)	(8,402)
Net cash used in investing activities attributable to continuing operations	(108,861)	(121,377)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(246,154)	(29,176)
Issuance of common stock, net of withholding taxes	2,471	148,778
Excess tax benefits from stock-based awards	4,800	86
Other, net	—	1,054
Net cash (used in) provided by financing activities attributable to continuing operations	(238,883)	120,742
Total cash (used in) provided by continuing operations	(291,331)	48,064
Net cash provided by (used in) operating activities attributable to discontinued operations	834	(527)
Effect of exchange rate changes on cash and cash equivalents	(3,228)	264
Net (decrease) increase in cash and cash equivalents	(293,725)	47,801
Cash and cash equivalents at beginning of period	1,245,997	1,744,994
Cash and cash equivalents at end of period	$952,272	$1,792,795

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities attributable to continuing operations	$56.4	$48.7
Capital expenditures	(12.6)	(8.6)
Free Cash Flow	$43.8	$40.1

For the three months ended March 31, 2010, consolidated Free Cash Flow increased by $3.7 million from the prior year period due principally due to an increase in Operating Income Before Amortization and higher cash tax refunds partially offset by the payment of discretionary cash bonuses for 2009 in Q1 2010 while cash bonuses for 2008 were paid in Q4 2008 and higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; in thousands except per share amounts)

	Three Months Ended March 31,
	2010	2009

Diluted loss per share	$(0.16)	$(0.19)
GAAP diluted weighted average shares outstanding	116,446	147,776
Net loss attributable to IAC shareholders	$(18,705)	$(28,386)
Non-cash compensation expense	22,330	18,580
Amortization of intangibles	3,349	8,015
Amortization of non-cash marketing	—	2,305
Goodwill impairment	—	1,056
Gain on sale of VUE interests and related effects	1,716	1,516
Discontinued operations, net of tax	1,461	(1,238)
Impact of income taxes and noncontrolling interests	(10,429)	(4,857)
Adjusted Net Income	$(278)	$(3,009)

Adjusted EPS weighted average shares outstanding	116,446	147,776

Adjusted EPS	$(0.00)	$(0.02)

GAAP Basic weighted average shares outstanding	116,446	147,776
Options, warrants and RSUs, treasury method	—	—
GAAP Diluted weighted average shares outstanding	116,446	147,776
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—
Impact of RSUs	—	—
Adjusted EPS shares outstanding	116,446	147,776

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Search	$31.5	$(0.1)	$—	$(0.3)	$—	$31.1
Match	14.8	—	—	(1.1)	—	13.7
ServiceMagic	2.9	—	—	(0.5)	—	2.4
Media & Other	(6.8)	(0.9)	—	(1.5)	—	(9.2)
Corporate	(13.2)	(21.3)	—	—	—	(34.4)
Total	$29.2	$(22.3)	$—	$(3.3)	$—	3.5
Other expense, net						(17.4)
Loss from continuing operations before income taxes						(13.9)
Income tax provision						(4.0)
Loss from continuing operations						(17.9)
Loss from discontinued operations, net of tax						(1.5)
Net loss						(19.3)
Net loss attributable to noncontrolling interests						0.6
Net loss attributable to IAC shareholders						$(18.7)

Supplemental: Depreciation
Search	$9.1
Match	3.0
ServiceMagic	0.9
Media & Other	2.6
Corporate	2.2
Total depreciation	$17.9

	For the three months ended March 31, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill Impairment	Operating income (loss)
Search	$10.3	$(0.1)	$(2.3)	$(6.6)	$—	$1.2
Match	9.9	(0.1)	—	(0.1)	—	9.7
ServiceMagic	2.8	(0.1)	—	(0.6)	—	2.0
Media & Other	(11.2)	0.1	—	(0.7)	(1.1)	(12.8)
Corporate	(15.0)	(18.3)	—	—	—	(33.3)
Total	$(3.2)	$(18.6)	$(2.3)	$(8.0)	$(1.1)	(33.1)
Other income, net						0.6
Loss from continuing operations before income taxes						(32.6)
Income tax benefit						2.7
Loss from continuing operations						(29.9)
Earnings from discontinued operations, net of tax						1.2
Net loss						(28.6)
Net loss attributable to noncontrolling interests						0.3
Net loss attributable to IAC shareholders						$(28.4)

Supplemental: Depreciation
Search	$8.3
Match	2.4
ServiceMagic	0.8
Media & Other	1.9
Corporate	2.8
Total depreciation	$16.2

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE, Jupiter Shop Channel, EPI, and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which were used prior to December 31, 2009.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Non-cash income or expense reflecting changes in the fair value of the derivative asset created in the HSE sale is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Lisa Jaffa

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7470 / 7326

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

*    *    *

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT